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Exhibit 3.3

                       SIMON PROPERTY GROUP, INC.

                CERTIFICATE OF THE POWERS, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF THE
          8.00% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK,
                            $.0001 PAR VALUE

         Pursuant to Section 151 of the General Corporation Law
                        of the State of Delaware

          The following resolution was duly adopted by the Board of Directors (the "Board of Directors") of SIMON PROPERTY GROUP, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT RESOLVED:

          SECTION 1. Designation and Number. The designation of the series of Preferred Stock of the Corporation created by this Certificate of Designation shall be "8.00% Series E Cumulative Redeemable Preferred Stock" (the "8.00% Series E Preferred Stock"). The authorized number of shares of 8.00% Series E Preferred Stock shall be 1,000,000, with par value $.0001 per share.

          SECTION 2. Ranking. The 8.00% Series E Preferred Stock shall, with respect to the payment of dividends or rights upon the dissolution, liquidation or winding-up of the Corporation, rank: (i) senior to the holders of Common Stock, par value $.0001 per share, of the Corporation (the "Common Stock") and any other class or series of stock of the Corporation which by their terms rank junior to the 8.00% Series E Preferred Stock either as to dividends or rights upon the dissolution, liquidation or winding-up of the Corporation (such Common Stock and such other class or series of stock, collectively, the "Junior Stock"), (ii) pari passu with any other preferred stock which are not by their terms junior or senior to the 8.00% Series E Preferred Stock as to dividends or rights upon the dissolution, liquidation or winding-up of the Corporation, and in all respects shall rank pari passu with the 6.50% Series A Convertible Preferred Stock, 6.50% Series B Convertible Preferred Stock, the 6.50% Series A Excess Preferred Stock, 6.50% Series B Excess Preferred Stock, which are the only preferred stock of the Corporation authorized as of the date hereof ("Parity Stock") and (iii) junior to any other preferred stock which by their terms are senior to the shares of 8.00% Series E Preferred Stock as to dividends or rights upon the dissolution, liquidation or winding-up of the Corporation ("Senior Stock").

          SECTION 3.     Dividends.     (a) Subject to the rights of
series of Senior Stock which may from time to time come into existence, holders of the then outstanding 8.00% Series E Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of $2.00 per annum per share. Such dividends shall accrue and be cumulative from the date of original issue and shall be payable in equal amounts quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Such and any dividend payable on the shares of 8.00% Series E Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be on the first day of the calendar month in which the applicable Dividend Payment Date falls on or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     (b) Dividends on 8.00% Series E Preferred Stock will accrue and be cumulative whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are earned, declared or authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the shares of 8.00% Series E Preferred Stock which may be in arrears. Dividends paid on the shares of 8.00% Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

     (c) If, for any taxable year, the Corporation elects to designate as "capital gain distributions" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")) any portion (the "Capital Gains Amount") of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then, to the extent that a portion is otherwise allocable by law, the portion of the Capital Gains Amount that shall be allocable to holders of shares of 8.00% Series E Preferred Stock shall be in the same percentage that the total dividends paid or made available to the holders of shares of 8.00% Series E Preferred Stock for the year bears to the Total Dividends.

     (d) If any shares of 8.00% Series E Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any shares of any other series of Parity Stock or Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of 8.00% Series E Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the shares of 8.00% Series E Preferred Stock and the shares of Parity Stock, all dividends declared upon shares of 8.00% Series E Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on 8.00% Series E Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on 8.00% Series E Preferred Stock and such other Parity Stock bear to each other.

     (e) Unless full cumulative dividends on shares of 8.00% Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Junior Stock) shall be declared or paid or set aside for payment or other dividend shall be declared or made upon the shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Corporation (except by conversion into or exchange for other Junior Stock).

     (f)  Any dividend payment made on shares of 8.00% Series E
Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to shares of 8.00% Series E Preferred Stock which remain payable.

     (g) No dividends on the 8.00% Series E Preferred Stock shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder if such authorization or payment shall be restricted or prohibited by law.

     (h)  Except as otherwise provided herein, the 8.00% Series E
Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

          SECTION 4. Liquidation Preference. (a) Each share of 8.00% Series E Preferred Stock shall be entitled to a liquidation preference of $25.00 per share of 8.00% Series E Preferred Stock
("Liquidation Preference").

     (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of 8.00% Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Stock, but before any payment shall be made to the holders of Junior Stock, an amount equal to the aggregate Liquidation Preference of the 8.00% Series E Preferred Stock held by such holder, plus an amount equal to accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of the 8.00% Series E Preferred Stock the full amount to which they shall be entitled, the holders of the 8.00% Series E Preferred Stock and the holders of any series of Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the Parity Stock held by each of the said holders upon such distribution if all amounts payable on, or with respect to, said Parity Stock were paid in full. After payment in full of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of 8.00% Series E Preferred Stock shall not be entitled to any further participation in any distribution of the assets of the Corporation.

     (c) A consolidation or merger of the Corporation with or into any other entity or entities, or a sale, lease, transfer, conveyance or disposition of all or substantially all of the assets of the Corporation or a statutory share exchange in which stockholders of the Corporation may participate, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.

          SECTION 5.     Redemption.    (a)  General.  The 8.00% Series
E Preferred Stock are not redeemable prior to August 27, 2004.

     (b) Redemption at the Option of the Corporation. (i) On and after August 27, 2004, the Corporation may, at its option, at any time, redeem the shares of 8.00% Series E Preferred Stock, in whole or in part, for cash at the Liquidation Preference, plus accrued and unpaid dividends thereon, if any, to and including the date of redemption without interest (the "Redemption Price").

          (ii) Unless full cumulative dividends on all shares of 8.00% Series E Preferred Stock and Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of 8.00% Series E Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of 8.00% Series E Preferred Stock and Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of 8.00% Series E Preferred Stock or Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of 8.00% Series E Preferred Stock or Parity Stock, as the case may be. Furthermore, unless full cumulative dividends on all outstanding shares of 8.00% Series E Preferred Stock and Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of 8.00% Series E Preferred Stock or Parity Stock (except by conversion into or exchange for shares of Junior Stock).

          (iii) The Corporation may give the holders of shares of 8.00% Series E Preferred Stock written notice ("Redemption Notice") of a redemption pursuant to Section 5(b) (a "Redemption") not more than 60 nor less than 30 calendar days prior to the date fixed for Redemption (the "Redemption Date") at the address of such holders on the books of the Corporation (provided that failure to give such notice or any defect therein shall not affect the validity of the proceeding for a Redemption except as to the holder to whom the Corporation has failed to give such notice or whose notice was defective). Each Redemption Notice shall state: (i) the redemption date; (ii) the number of shares of 8.00% Series E Preferred Stock to be redeemed from each such holder; (iii) the redemption price per share; (iv) the place or places where certificates for shares of 8.00% Series E Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on shares of 8.00% Series E Preferred Stock will cease to accrue on such redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceeding for the Redemption of any 8.00% Series E Preferred Stock except as to the holder to whom notice was defective or not given. In case fewer than all of the outstanding shares of 8.00% Series E Preferred Stock are called for redemption, such shares shall be redeemed pro rata, as nearly as practicable, among all holders of shares of 8.00% Series E Preferred Stock. If the Redemption Notice for any shares of 8.00% Series E Preferred Stock has been given and if the funds necessary for such Redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of 8.00% Series E Preferred Stock so called for redemption, then from and after the Redemption Date, dividends will cease to accrue on such shares of 8.00% Series E Preferred Stock, such shares of 8.00% Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price.

          (v) The holders of shares of 8.00% Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such shares of 8.00% Series E Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of 8.00% Series E Preferred Stock which have been called for redemption.

          (vi) 8.00% Series E Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Article NINTH of the Charter.

          SECTION 6. Restrictions on Transfer or Redemption. The shares of 8.00% Series E Preferred Stock shall be subject to the restrictions on transfer set forth in Article NINTH of the Charter. Any transfer or attempted transfer in violation of the provisions of this
Section 6 shall be null and void.

          SECTION 7. Status of Redeemed Shares of 8.00% Series E Preferred Stock. Upon any redemption, repurchase or other acquisition by the Corporation of shares of 8.00% Series E Preferred Stock, the shares of 8.00% Series E Preferred Stock so redeemed, repurchased or acquired shall be retired and canceled.

          SECTION 8. Voting. (a) Except as indicated in this Section 8, except as may be required by applicable law, or, at any time 8.00% Series E Preferred Stock are listed on a securities exchange, as may be required by the rules of such exchange, the holders of shares of 8.00% Series E Preferred Stock will have no voting rights.

     (b) The approval of two-thirds of the outstanding 8.00% Series E Preferred Stock voting as a single class is required in order to (i) amend, alter or repeal any provision of this Certificate or the Charter, whether by merger, consolidation or otherwise (an "Event") so as to materially and adversely affect the rights, preferences, privileges or voting power of the holders of shares of 8.00% Series E Preferred Stock; provided, however, an Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the 8.00% Series E Preferred Stock, in each such case, where each share of 8.00% Series E Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, privileges, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of 8.00% Series E Preferred Stock, or (ii) authorize, reclassify, create, or increase the authorized or issued amount of any class or series of stock having rights senior to 8.00% Series E Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares. However, the Corporation may create additional classes of Parity Stock and Junior Stock, increase the authorized number of shares of Parity Stock and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of 8.00% Series E Preferred Stock or Voting Preferred Stock.

     (c) Except as provided above and as required by law, or, at any time 8.00% Series E Preferred Stock are listed on a securities exchange, as may be required by the rules of such exchange, the holders of 8.00% Series E Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

     (d) In any matter in which the 8.00% Series E Preferred Stock are entitled to vote pursuant to this Section 8, each share of 8.00% Series E Preferred Stock shall be entitled to one vote.

          SECTION 9. The shares of 8.00% Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except that each share of 8.00% Series E Preferred Stock is convertible into Excess Stock as provided in Article NINTH of the Charter.



          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the undersigned this ____ day of October, 1999.



                              By:  ______________________
                                   Name:
                                   Title: